SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                 (AMENDMENT #2)

                           FIRST CITIZENS BANCSHARES, INC.
                                (Name of Issuer)

                               COMMON CAPITAL STOCK
                         (Title of Class of Securities)

                                   319462-10
                                 (CUSIP Number)

 Check the following box if a fee is being paid with this statement __.

 1)  Name and S. S. Number of Reporting Person

  First Citizens National Bank Employee Stock Ownership Plan and Trust


  62-0201100

  --------------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a)  X


     (b)

 ---------------------------------------------------------------------

 3)  SEC Use Only
 ---------------------------------------------------------------------

 4)  Citizenship or Place of Organization     Dyersburg, Tennessee
 ---------------------------------------------------------------------

 Number of    (5) Sole Voting Power       160,890
Shares Bene- --------------------------------------------------------
   ficially   (6) Shared Voting Power           0
Owned by     --------------------------------------------------------
 Each Report- (7) Sole Dispositive Power  160,890
ing Person ----------------------------------------------------------
 With         (8) Shared Dispositive Power    0

---------------------------------------------------------------------

 9)  Aggregate Amount Beneficially Ownd by Reporting Person  160,890
 --------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    _________________________________________________________________

11)  Percent of Class Represented by Amount in Row 9            21.94%
---------------------------------------------------------------------

12)  Type of Reporting Person                                   EP
 ---------------------------------------------------------------------



Item 4.  Ownership as of December 31, 1990

         (a)  Amount Beneficially Owned:
                                        160,890


         (b)  Percent of Class:
                                         21.94%

         (c) Number of shares as to which such person has:
             (i) sole power to vote or to direct the vote        160,890
             (ii) shared power to vote or to direct the vote           0
             (iii) sole power to dispose or to direct the disposition of 160,890
             (iiii) shared power to dispose or to direct the disposition of    0


Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     01/11/96
     Date


     /s/Tommy Lipford

     Tommy Lipford/Administrator of First Citizens National Bank ESOP
      Plan & Trust


     /s/Kerrie Heckethorn

     Kerrie Heckethorn/Administrator of First Citizens National Bank
      ESOP Plan & Trust


     /s/Judy Long

     Judy Long/Administrator of First Citizens National Bank ESOP
      Plan & Trust

     /s/Jeff Agee

     Jeff Agee/Administrator of First Citizens National Bank ESOP
      Plan & Trust

     /s/Ben Ragan

     Ben Ragan/Administrator of First Citizens National Bank ESOP
      Plan & Trust



















                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                 (AMENDMENT #2)

                         FIRST CITIZENS BANCSHARES, INC.
                                (Name of Issuer)

                            COMMON CAPITAL STOCK
                         (Title of Class of Securities)

                                      N/A
                                 (CUSIP Number)
 Check the following box if a fee is being paid with this statement __.

 CUSIP No.  N/A

 1)  Name and S. S. Number of Reporting Person

         Milton Eugene Magee            ###-##-####


 ---------------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a) N/A

     (b)
 ---------------------------------------------------------------------

 3)  SEC Use Only
 ---------------------------------------------------------------------

 4)  Citizenship or Place of Organization     U. S. Citizen

 ---------------------------------------------------------------------
 Number of    (5) Sole Voting Power          15,667
Shares Bene- ---------------------------------------------------------
   ficially   (6) Shared Voting Power        30,725
Owned by     ---------------------------------------------------------
 Each Report- (7) Sole Dispositive Power     15,667
ing Person -----------------------------------------------------------
 With         (8) Shared Dispositive Power   30,725
 ---------------------------------------------------------------------

 9)  Aggregate Amount Beneficially Ownd by Reporting Person     46,392
 ---------------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
 ---------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row 9             6.33%
 ---------------------------------------------------------------------
12)  Type of Reporting Person                                 IN
 ---------------------------------------------------------------------


Item 4. Ownership as of December 31, 1990

        (a)  Amount Beneficially Owned:
                                          46,392

        (b)  Percent of Class:
                                           6.33%

        (c) Number of shares as to which such person has:
           (i) sole power to vote or to direct the vote     15,667
           (ii) shared power to vote or to direct the vote  34,988
           (iii) sole power to dispose or to direct the disposition of 15,667
           (iiii) shared power to dispose or to direct the disposition of 34,988


Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     01/10/96
     Date

     /s/Milton Eugene Magee
     Signature


     Milton Eugene Magee   (Director)

     Name/Title



                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D. C. 20549

                           SCHEDULE 13G

             Under the Securities Exchange Act of 1934
                          (AMENDMENT #3)

                  FIRST CITIZENS BANCSHARES, INC.
                         (Name of Issuer)

                       COMMON CAPITAL STOCK
                  (Title of Class of Securities)

                             319462-10
                          (CUSIP Number)

 Check the following box if a fee is being paid with this statement __.


 1)  Name and S. S. Number of Reporting Person

       Elizabeth Magee Taylor         ###-##-####

  -----------------------------------------------------------------

 2)  Check the Appropriate Box if a Member of a Group (See
     Instructions)
     (a) N/A

     (b)

  -----------------------------------------------------------------
 3)  SEC Use Only

  -----------------------------------------------------------------
 4)  Citizenship or Place of Organization            U.S. Citizen
  -----------------------------------------------------------------
 Number of    (5) Sole Voting Power          15,997
 Shares Bene-
   ficially   (6) Shared Voting Power        39,416
 Owned by
 Each Report- (7) Sole Dispositive Power     15,997
   ing Person
 With         (8) Shared Dispositive Power   39,416

  -----------------------------------------------------------------
 9)  Aggregate Amount Beneficially Owned by Reporting Person 55,413
  -----------------------------------------------------------------

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

  -----------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row 9          7.56%

  -----------------------------------------------------------------
12)  Type of Reporting Person                                   IN

  -----------------------------------------------------------------

Item 4. Ownership as of December 31, 1990

       (a)  Amount Beneficially Owned:
                                        55,413

       (b)  Percent of Class:
                                          7.56%
       (c) Number of shares as to which such person has:
           (i) sole power to vote or to direct the vote     15,997
           (ii) shared power to vote or to direct the vote  39,416
           (iii) sole power to dispose or to direct the disposition of 15,997
           (iiii) shared power to dispose or to direct the disposition of 39,416


Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          Signature.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     01/14/96
     Date


     /s/Elizabeth Magee Taylor

     Signature




     Elizabeth Magee Taylor, Shareholder
     Name/Title